Exhibit 5

Brown Rudnick Berlack Israels LLP
120 West 45th Street
New York, New York 10036

September 2, 2003

HMS Holdings Corp.
401 Park Avenue South
New York, NY 10016

     RE:      Registration Statement on Form S-8

     Ladies and Gentlemen:

     We have acted as counsel to HMS Holdings Corp., a New York corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on the date hereof with respect to 1,500,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company issuable pursuant to the Company’s 1999 Long-Term Incentive Stock Plan (the “Plan”).

     In rendering this opinion, we have made such inquiries and examined such documents as we have considered necessary or appropriate for the purposes of giving the opinions hereinafter set forth, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to our satisfaction, of the following:

               a.      The Restated Certificate of Incorporation of the Company, as amended;

               b.      The By-laws of the Company;

               c.      The Registration Statement;

               d.      The Plan; and

               e.      Such other documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and of appropriate governmental officials.

HMS Holdings Corp.
September 2, 2003

     We express no opinion as to matters under or involving the laws of any jurisdiction other than the State of New York.

     Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that:

     1.     The Shares have been duly authorized; and

     2.     Upon the issuance and delivery of the Shares and payment therefore as provided in the Plan and as contemplated by the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder with respect to any part of the Registration Statement, any exhibit thereto, including this opinion, or otherwise.

Very truly yours,

/s/ BROWN RUDNICK BERLACK ISRAELS LLP